SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): April 3, 2006

724 Solutions Inc.

(Exact Name of Registrant as Specified in Charter)

Canada	000-31146	Inapplicable

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer ID Number)

1221 State Street, Suite 200, Santa Barbara, CA 93101

(Address of principal executive offices)

Registrant’s telephone number, including area code: (805) 884-8308

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 425 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

          On April 3, 2006, 724 Solutions Inc. (the “Company”) received a letter from Nasdaq notifying it that Nasdaq has rejected the Company’s request for an extension to allow it to retain its listing while the Company and Austin Ventures work to complete a privatization transaction.  The Company had previously received a notice from Nasdaq, on March 8, 2006 (the “Deficiency Notice”), notifying the Company that it was not in compliance with Marketplace Rule 4310(c)(2)(B), and that as a result, the Nasdaq staff is currently reviewing the Company’s eligibility for continued listing on The Nasdaq Capital Market.  Marketplace Rule 4310(c)(2)(B) requires the Company to have a minimum of $2,500,000 in stockholders’ equity or $35,000,000 market value of listed securities or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years.   The Company’s receipt of the Deficiency Notice was disclosed on a Form 8-K dated March 10, 2006.

          Pursuant to Nasdaq Marketplace Rules, the Company has until April 10, 2006 to appeal the decision, in which case its shares would continue to trade on The Nasdaq Capital Market through the appeal hearing date.  In the event that the Company does not appeal within that timeframe, the Company’s shares will be delisted from The Nasdaq Capital Market at the opening of business on April 12, 2006.  The Company intends to appeal.

          On April 4, 2006, the Company issued a press release announcing it had received the above described letter from Nasdaq.  The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

99.1	Press Release, dated April 4, 2006

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

724 SOLUTIONS INC.

	By:	/s/ Stephen Morrison

	Name:	Stephen Morrison
	Title:	Chief Financial Officer and Senior Vice President, Corporate Services

Dated: April 6, 2006